Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:
John Eldridge Investor Relations (206) 272-6571 j.eldridge@f5.com	Public Relations Alane Moran (206) 272-6850 a.moran@f5.com
F5 Networks Announces Promotion of Andy Reinland and John Rodriguez to Senior Finance Positions
SEATTLE, WA-October 25, 2005-F5 Networks, Inc. (NASDAQ: FFIV) today announced that Andy Reinland and John Rodriguez have been promoted to the rank of senior executive with individual responsibility for functions and organizations formerly managed by the company’s chief financial officer.
As senior vice president and chief finance officer, Reinland will assume responsibility for financial planning and analysis, investor relations and information technology. Rodriguez, as senior vice president and chief accounting officer, will be responsible for worldwide accounting, reporting, human resources and corporate operations. Both have held senior positions in the company’s finance department for over four years and have played key roles in shaping and managing the company’s financial organization and business infrastructure.
Reinland joined F5 in 1998, serving as director of finance and most recently vice president of finance. In that capacity he reported to the company’s chief financial officer and held primary responsibility for F5’s financial planning and forecasting and for providing direct financial support to the company’s business functions. Prior to joining F5, Reinland was chief financial officer for RTIME, Inc., a developer of real-time 3D software for Internet applications, which was acquired by Sony.
Rodriguez joined the company as corporate controller in 2001. In his most recent position as vice president and corporate controller, he has been responsible for the performance of all international and domestic accounting and reporting functions, including SEC compliance. Before coming to F5, Rodriguez was vice president and chief financial officer of CyberSafe, a security solutions company and senior director of finance and operations at Lucent Technologies. Prior to that, he held senior accounting positions in two other Seattle-area high tech companies.
Both Reinland and Rodriguez began their careers as CPA’s in public accounting.
John McAdam, F5 president and chief executive officer, said that after an exhaustive national search for a candidate to replace the company’s former chief financial officer, the decision to divide responsibility for managing the finance department between Reinland and Rodriguez was an easy one. “For the past four years, Andy and John have worked collaboratively to build an efficient and highly effective finance organization that has been instrumental in driving F5’s growth and profitability. As head of planning and analysis, Andy has played a key role in shaping a business model that has enabled the company to more than double our revenue during the past two years and post consecutive quarterly improvements in profitability. In his role as corporate controller, John has had primary responsibility for all regulatory and compliance issues, including worldwide implementation of Sarbanes-Oxley, and for managing F5’s cash and investments, which increased to $350 million in the fiscal year just ended. In their former roles, they worked closely with me and all the members of our executive team. In their new positions as members of that team, I’m confident they will provide both the leadership and support necessary to drive F5’s continuing growth and improving profitability.”
About F5 Networks
F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user — anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to http://www.f5.com/.
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